Registration Statement No. 333-202794

Registration Statement No. 333-193775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202794

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193775

AUSPEX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	95-4862842
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

3333 N. Torrey Pines Court, Suite 400, San Diego, California 92037

(Address of Principal Executive Offices) (Zip Code)

2010 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plans)

Austin Kim

Teva Pharmaceutical Industries Ltd.

c/o Teva Pharmaceuticals USA, Inc.

1090 Horsham Road, North Wales, Pennsylvania 19454

(215) 591-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

Jared G. Jensen, Esq.

Goodwin Procter LLP

53 State Street

Boston, MA 02109

617-570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Auspex Pharmaceuticals, Inc. (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (together, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-202794, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2015, registering the offer and sale of (a) 1,109,847 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Shares”), issuable pursuant to the Auspex Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and (b) 277,461 Common Shares issuable pursuant to the Auspex Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”); and

(2)	Registration Statement No. 333-193775, filed with the Commission on February 5, 2014, registering the offer and sale of (a) 1,625,090 Common Shares issuable pursuant to the Auspex Pharmaceuticals, Inc. 2010 Equity Incentive Plan, as amended, (b) 4,156,317 Common Shares issuable pursuant to the 2014 Plan and (c) 300,000 Common Shares issuable pursuant to the ESPP.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 29, 2015, by and among the Registrant, Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), and Aurum Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Teva (“Aurum”), on May 5, 2015, Aurum merged with and into the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, each Common Share of the Registrant outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Common Shares then held by the Registrant in the Registrant’s treasury, (ii) any Common Shares held by Aurum that were accepted for payment by Aurum in the tender offer effected pursuant to the Merger Agreement and (iii) Common Shares held by any of the Registrant’s stockholders who properly demand appraisal of such Common Shares in connection with the Merger) was converted into the right to receive $101.00 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, the Registrant became a wholly owned subsidiary of Teva.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of North Wales, in the Commonwealth of Pennsylvania, on this 5th day of May, 2015.

Auspex Pharmaceuticals, Inc.

By:	/s/ Austin D. Kim
Austin D. Kim
Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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